UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 16, 2006

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 16, 2006, at a meeting of the Board of Directors (the “Board”) of NovaDel Pharma Inc. (the “Company”), the Board, based upon the recommendation of the Compensation Committee of the Board, unanimously approved certain changes to the compensation arrangements for non-employee directors. Summarized below are the terms of the compensation for non-employee directors, effective September 1, 2006. All amounts will be prorated for the remainder of fiscal year 2006.

Equity Compensation

Each new non-employee director will, upon initially joining the Board, receive options to purchase 150,000 shares of the Company’s common stock pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), and thereafter, each non-employee director will receive an annual grant of options to purchase 50,000 shares of the Company’s common stock upon reelection to the Board, commencing with the upcoming annual meeting.

Cash Compensation

Each non-employee director will be paid an annual retainer fee of $35,000. In addition, each non-employee director will receive certain additional annual retainers for chairing or serving as a member of the committees of the Board, as follows:

Chairman of the Audit Committee	$10,500
Member of the Audit Committee	$ 7,500

Chairman of the Compensation Committee	$ 7,500
Member of the Compensation Committee	$ 5,000

Chairman of the Corporate Governance and

Nominating Committee	$ 7,500

Member of the Corporate Governance and

Nominating Committee	$ 5,000

In light of the Company’s current cash position, the Board agreed to permit each non-employee director to elect to receive any cash compensation in the form of an option grant under the Plan. Such election will be made on an annual basis and valued at the time of grant. Option grants will be received by such non-employee directors when cash compensation payments are due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ Michael E. Spicer
Name:	Michael E. Spicer
Title:	Chief Financial Officer

Date: August 22, 2006